Exhibit 99.1

Chimera Appoints New Board Member Debra W. Still and Announces the Retirement of Paul Keenan from the Chimera Board of Directors

NEW YORK--(BUSINESS WIRE)--March 6, 2018--Chimera Investment Corporation, Inc. (NYSE:CIM) announced today that Debra W. Still has been appointed to the Company’s Board of Directors. Ms. Still has nearly four decades of experience in real estate finance and since 2010 has served as President and Chief Executive Officer of Pulte Financial Services, which includes the mortgage lending, title and insurance operations of PulteGroup, Inc. (NYSE:PHM), one of the nation’s largest homebuilders. In addition to Pulte Financial Services, Ms. Still is also President of Pulte Mortgage, LLC, a nationwide lender headquartered in Englewood, Colorado. Ms. Still began her career with Pulte Mortgage, LLC in 1983 where she served in various executive capacities, including Chief Operating Officer, prior to being named President in 2004.

Ms. Still served as the 2013 Chairman of the Mortgage Bankers Association and is currently a member of the association’s Board of Directors, a member of MBA’s Consumer Affairs Advisory Council and Chairman of the MBA’s Opens Doors Foundation. Ms. Still was awarded MBA’s Andrew D. Woodward Distinguished Service Award in 2014. As an active MBA member for more than a decade, Ms. Still has also served as Chair of MBA's Residential Board of Governors, Chairman of MBA’s Diversity and Inclusion Committee, Chair of the GSE Affordable Housing Subgroup, Chairman of the Council for Residential Mortgage Servicing for the 21st Century and Chair of the MBA Forward Task Force.

Ms. Still is a graduate of Ithaca College, Ithaca, N.Y., with a Bachelor of Science degree and has completed graduate work in Finance at George Washington University, Washington, D.C. In 2011 and 2013, Ms. Still was featured in “Influential Women of the Housing Economy” by HousingWire Magazine and in 2011 was named one of “The Top Ten Women in Mortgage and Housing” by The Five Star Institute.

“We are pleased to welcome Debra to our Board,” said Paul Donlin, Chairman of the Board of Directors. “Debra is a seasoned executive with almost 40 years in the mortgage industry and we believe Chimera will benefit greatly from her valuable insights and perspective.”

Chimera also announced today that Paul Keenan will not stand for re-election at the Company’s 2018 Annual Meeting of Shareholders. Mr. Keenan is an independent director and has served on the board of directors since November 2007. His term ends on the day of the Company’s 2018 Annual Meeting of Shareholders.

“I want to thank Paul for his many years of service. He has provided valuable expertise, sound judgment and solid guidance,” said Matthew Lambiase, Chief Executive Officer and President of Chimera.

Other Information

Chimera Investment Corporation is a publicly traded real estate investment trust, or REIT, that is primarily engaged in real estate finance. We were incorporated in Maryland on June 01, 2007 and commenced operations on November 21, 2007. We invest, either directly or indirectly through our subsidiaries, in RMBS, residential mortgage loans, Agency CMBS, commercial mortgage loans, real estate-related securities and various other asset classes. We have elected and believe that we are organized and have operated in a manner that enables us to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code.

Please visit www.chimerareit.com and click on Investor Relations for additional information about us.

Disclaimer

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among other things, those described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors.” Factors that could cause actual results to differ include, but are not limited to: the state of credit markets and general economic conditions; changes in interest rates and the market value of our assets; the rates of default or decreased recovery on the mortgages underlying our target assets; the occurrence, extent and timing of credit losses within our portfolio; the credit risk in our underlying assets; declines in home prices; our ability to establish, adjust and maintain appropriate hedges for the risks in our portfolio; the availability and cost of our target assets; our ability to borrow to finance our assets and the associated costs; changes in the competitive landscape within our industry; our ability to manage various operational risks and costs associated with our business; interruptions in or impairments to our communications and information technology systems; our ability to acquire residential mortgage loans and successfully securitize the residential mortgage loans we acquire; our ability to oversee our third party sub-servicers; the impact of any deficiencies in the servicing or foreclosure practices of third parties and related delays in the foreclosure process; our exposure to legal and regulatory claims; legislative and regulatory actions affecting our business; the impact of new or modified government mortgage refinance or principal reduction programs; our ability to maintain our REIT qualification; and limitations imposed on our business due to our REIT status and our exempt status under the Investment Company Act of 1940.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Chimera does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in Chimera’s most recent filings with the Securities and Exchange Commission (SEC). All subsequent written and oral forward-looking statements concerning Chimera or matters attributable to Chimera or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Readers are advised that the financial information in this press release is based on company data available at the time of this presentation and, in certain circumstances, may not have been audited by the company’s independent auditors.

CONTACT:
Chimera Investment Corporation, Inc.
Investor Relations
888-895-6557
www.chimerareit.com